Exhibit 99.1
Repros Therapeutics Inc. Announces That Initial Findings for Proellex® Show No Gross Cancer
Tumors in First Completed Animal Carcinogenicity Study
THE WOODLANDS, Texas—( BUSINESS WIRE) — June 9, 2008 — Repros Therapeutics Inc. (NasdaqGM: RPRX) today released initial findings from evaluation of gross necropsies conducted upon completion of the in-life portion of a six-month mouse study conducted to satisfy a portion of the FDA mandated two-species trials to demonstrate the lack of carcinogenic potential for new chemical entities. In the positive and negative controlled study, Proellex showed no gross potential for tumor induction as compared to both controls. Proellex was tested at 10, 40 and 100 times the human dose in this well-recognized and characterized study. As expected the positive control, urethane, yielded easily identifiable tumors on gross necropsy. In a previously completed battery of studies, Proellex showed no genotoxic activity, an early indicator of potential for induction of cancerous tumors.
A mouse carcinogenicity study of Proellex was sponsored by Repros Therapeutics at BioReliance in Rockville, Maryland using a breed of mice bearing the rasH2 mutation. These rasH2 mice have been genetically manipulated making them primed for the development of tumors when treated with carcinogens. Male and female animals have been treated with multiple doses of Proellex for 26 weeks and an evaluation is being made as to whether cancers have developed over that period of time when compared to a control material. A gross examination revealed no apparent indication of a tumorigenic response. All tissues are currently undergoing microscopic evaluation. A final determination of carcinogenic potential is pending.
A two-year rat carcinogenicity study of Proellex is also nearing an end and results of gross findings are expected in July.
Joseph S. Podolski commented, “We continue to be pleased with the excellent progress being made in our NDA program for Proellex. We will provide timely updates to our shareholders as additional data becomes available.”
About Repros Therapeutics Inc.
Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.
Our lead drug, Proellex®, is a selective blocker of the progesterone receptor and is being developed for the treatment of symptoms associated with uterine fibroids and endometriosis. We are also developing Proellex as a short course pre-surgical treatment for anemia associated with excessive menstrual bleeding related to uterine fibroids. There is no currently-approved effective long-term orally administered drug treatment for uterine fibroids or endometriosis. In the United States alone, 300,000 women per year undergo a hysterectomy as a result of severe uterine fibroids.

Our second product candidate, Androxal®, is a single isomer of clomiphene citrate and is an orally active proprietary small molecule compound. We are developing Androxal for men with low testosterone and adult-onset idiopathic hypogonadotrophic hypogonadism (“AIHH”) with concomitant plasma glucose and lipid elevations, all of which are components of Metabolic Syndrome. We are also developing Androxal for men of reproductive age with low testosterone levels who want to improve or maintain their fertility and/or sperm function while being treated for low testosterone.
Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros’ ability to raise additional capital in a timely manner and on acceptable terms or at all, Repros’ ability to have success in the clinical development of its technologies, the timing of enrollment and release of data in such clinical studies and the accuracy of such studies, limited patient populations of clinical studies to date and the possibility that final data may not be consistent with interim data and such other risks which are identified in the Company’s most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
For more information, please visit the Company’s website at http://www.reprosrx.com.

Contact:	Joseph S. Podolski President & CEO (281) 719-3447